Exhibit 16(a)(1)(viii)

QUESTIONS AND ANSWERS

Who Is Offering To Purchase My Shares?

ACT Teleconferencing, Inc. is offering to purchase shares of its common stock held by shareholders who owned beneficially or of record 99 or fewer shares of the Company’s common stock as of the close of business on the record date, June 6, 2007.

Why Is The Company Making This Offer?

The Company is seeking to reduce to fewer than 300 the number of shareholders of record of its common stock. If the Company is successful in its efforts, it intends to terminate promptly the registration of its shares of common stock under the Exchange Act. Following deregistration, the Company would no longer be a “reporting company” subject to the periodic and current reporting obligations of the Securities and Exchange Commission or its proxy rules. Deregistering would enable the Company to reduce its current expenses (including printing and mailing costs associated with public reporting and insurance premiums) relating to Securities and Exchange Commission reporting compliance, avoid future expenses relating to management’s reports on internal control over financial reporting and related independent auditor attestation procedures not yet applicable to the Company, reduce related legal and accounting expenses associated with Securities and Exchange Commission compliance, and focus management’s attention on the Company’s day-to-day operations, growth and profitability.

Why Does The Company Believe It Is Better To Operate As A Private Company?

Our board of directors believes that the benefits normally associated with public company status, including the ability to use common equity as readily available currency for corporate transactions and financings, and providing public equity holders with a market for their shares, are greatly outweighed by the costs and management distraction that could be avoided by deregistration. Since the delisting of our common stock from the Nasdaq Stock Market and the issuance by us of our Series AA convertible preferred stock, the holders of which maintain a controlling equity interest in our Company and voting control over substantially all matters concerning our shareholders, the trading market, if any, for our shares of common stock has become limited and the price per share on the OTCBB for our common stock has been and continues to be depressed. By virtue of the dividend and liquidation preferences of the Series AA convertible preferred stock, the depressed market value and limited trading volume is not expected to change in the foreseeable future. Thus, the use of such equity as currency is not available to us, and our common shareholders are unable to efficiently trade in our securities for purposes of obtaining liquidity or otherwise. Effecting the offer, however, will provide eligible shareholders a means otherwise unavailable to them to sell their shares (at a substantial premium over current stock prices), and without incurring brokerage commissions that would in most ordinary circumstances make such trades economically unfeasible. If the offer is successful and the Company is able to deregister its shares, our management will be able to focus on returning shareholder value to those shareholders of the Company who remain after the expiration of the offer. The Company also will be able to avoid making required disclosures to the public regarding the terms of its commercial transactions with its customers, which could prove advantageous for the Company when negotiating contracts with new and existing customers.

Is The Company Certain That It Will Not Be A Public Company After The Completion Of This Offer?

If the offer results in the number of our record shareholders of common stock falling below 300, we intend to terminate the registration of our common stock under the Exchange Act. If, after the completion of the offer, there are 300 or more shareholders of record holding the Company’s common stock remaining, the Company will remain subject to the reporting requirements of the Securities and Exchange Commission. In that event, the Company’s board of directors may consider other options available to it and the Company at that time to reduce the number of record shareholders to below 300 and terminate the registration of the Company’s common stock under the Exchange Act. If the Company deregisters, our common stock will not be eligible for listing on the OTCBB. Thereafter, we anticipate that our common stock will continue to be quoted in the Pink Sheets, but we cannot predict whether a market will thereafter exist for our common stock. As a result, it may become more difficult for our remaining common shareholders to sell their shares.

Am I Eligible To Participate In The Offer?

You are eligible to tender your shares only if you owned 99 or fewer shares of the Company’s common stock as of June 6, 2007, regardless of whether you owned your shares of record (i.e., in your own name) or beneficially (i.e., in “street name” held by a brokerage company account maintained for you). We reserve the right to make all determinations of who is eligible to participate in the offer.

What Will The Company Pay Me For My Shares?

We are offering to pay $5.00 per share of Company common stock, in cash, without interest.

What If I Have Lost My Stock Certificate?

If you have lost a stock certificate evidencing shares of common stock of the Company and you wish to tender those shares in the offer, please contact Computershare, Inc., the depositary for this offer. Computershare will instruct you on the procedures to follow and whether you will be required to post a surety bond to secure against a risk that the certificate(s) may be subsequently re-circulated. Please contact Computershare, Inc. promptly so that you can timely deliver your letter of transmittal and the required affidavit of loss to the depositary at (303) 262-0600.

How Will The Company Pay For The Shares Tendered?

The Company will pay for any tendered shares out of its available cash and other liquid assets. The Company will not borrow any funds to pay for the purchase price of the tendered shares. We have sufficient capital to pay for all shares of our common stock that are eligible to be tendered at the price offered.

Will I Have To Pay Brokerage Commissions?

No, provided that you are a record shareholder and tender your shares directly to us. If you hold your shares or tender your shares through a broker, bank or other institution, you should consult with that party to determine whether any transaction costs will be charged to you.

When Will I Receive My Money?

A check in the amount of the purchase price for all of your shares will be mailed promptly after the expiration of the offer. Please allow sufficient time for the postal service to deliver your check.

Am I Required To Tender My Shares?

No. This is a voluntary offer. You may elect to tender your shares or, in the alternative, hold your shares and maintain your rights as a shareholder and the right participate in the future equity of the Company, if any.

May I Tender Less Than All Of My Shares?

No. You must tender all of your shares of the Company’s common stock if you wish any of your shares to be purchased. PARTIAL TENDERS WILL NOT BE ACCEPTED.

How Do I Tender My Shares?

If you hold your shares in your own name (i.e., “of record”), you can tender your shares by completing and sending the enclosed letter of transmittal (printed on blue paper), along with any other documents required by the letter of transmittal, and your stock certificates to Computershare, Inc., as depositary, at the address listed on the enclosed letter of transmittal.

If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you should contact the applicable nominee if you desire to tender your shares. You will need to provide the applicable nominee with the client instruction form (printed on green paper) instructing the nominee how to tender your shares.

If you cannot deliver your shares or other required documents prior to the expiration date of the offer, you may tender your shares by delivering the notice of guaranteed delivery (printed on yellow paper) followed by your certificates and other documents within three (3) business days. The notice of guaranteed delivery must be guaranteed by a registered national securities exchange, the National Association of Dealers, Inc., a commercial bank, a trust company, a savings and loan association or credit union that is a member of an approved signature guarantee medallion program.

You may also call the depositary, Computershare, Inc., at (303) 262-0600 for additional information. You also may call us at (303) 233-3500 or our information agent, Morrow & Co., Inc., at (800) 607-0088 if you have additional questions or require further assistance.

How Much Time Do I Have To Tender My Shares?

You may tender your shares at any time until 5:00 p.m. (Eastern Daylight Time) on July 18, 2007. We may extend or terminate the offer or waive any unfulfilled condition in our sole discretion.

How Will I Be Notified If The Offer Is Extended?

If the offer is extended past July 18, 2007, we will make a public announcement of the new expiration date no later than 9:00 a.m. (Eastern Daylight Time) on the next business day after the last previously scheduled or announced expiration date.

Can I Withdraw Previously Tender Shares?

No. Once you tender your shares pursuant to the offer, you cannot withdraw them, unless we materially amend the terms of the offer.

Is The Offer Conditioned Upon Anything?

No. The offer is, however, contingent as to each eligible shareholder upon such shareholder’s proper tender to the Company of all of the shares of common stock held either beneficially or of record such shareholder. Partial tenders will not be accepted.

Can The Company Amend The Terms Of The Offer?

Yes. Subject to compliance with applicable laws, the Company reserves the right, in its sole discretion, to amend the offer in any respect. The Company will publicly announce any amendment to the offer. If the amendment is material, we will provide notice, if necessary, extend this offer to ensure that at least five business days remain prior to expiration of this offer, and shareholders that have tendered their shares pursuant to the offer prior to the amendment shall have an opportunity to withdraw their shares.

Did The Board of Directors Receive Any Fairness Opinions Or Similar Reports Regarding The Fairness Of The Offer?

No. Neither the Company nor its board of directors received any opinions or reports from outside financial advisors regarding the fairness from a financial point of view, or otherwise, to our eligible shareholders because this offer is voluntary for only a limited number of odd-lot shares at a significant premium above the market price as reported on the OTCBB.

What Are The Federal Income Tax Consequences Of Participating In The Offer?

Generally, you will be subject to United States federal income taxation when you receive cash from the Company in exchange for the shares you tender. Your tender of shares may also constitute a taxable transaction for state, local, foreign and other tax purposes. Please consult with your tax advisor to determine the federal, state, local and foreign tax consequences of sales made by you pursuant to the offer in view of your own particular circumstances before tendering your shares.

Who Can I Contact If I Have Additional Questions About The Offer?

If you have any additional questions, you may contact the information agent, Morrow & Co., Inc., at (800) 607-0088. You may also call us at (303) 233-3500 if you have additional questions or require further assistance.

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